EXHIBIT 99

BOSTON BEER REPORTS 2003 VOLUME,
REVENUE AND EARNINGS

BOSTON, MA (2/11/04) -- The Boston Beer Company, Inc. (NYSE: SAM) today announced fourth quarter 2003 volume, revenue and earnings.

4th Quarter Results

For the three month period ended December 27, 2003, Boston Beer shipment volumes were down 6.3%. The following chart compares reported shipment volume for the current period to the prior year.

	Q4-2003	Q4-2002	%Chg

(in barrels)
Total Boston Beer Brands	301,486	321,851	-6.3
3rd Party Contract Brewing	1,153	1,141	1.1

Total Company	302,639	322,992	-6.3

The decrease in shipment volume is primarily related to Sam Adams Light® which was higher during the fourth quarter 2002 when Sam Adams Light was rolled out nationally. Distributor sales of Boston Beer brands to retail (depletions) during the 2003 fourth quarter totaled 336,000 barrels, approximately a 6% decrease from the same period in 2002.

Net revenue per barrel remained flat, with price increases taken in 2003 offset by a shift in the package mix towards kegs from bottles. This shift reflects the return to a more normal mix from the fourth quarter 2002 mix that was affected by the higher shipment volume of Sam Adams Light® bottles during the fourth quarter 2002 product launch.

The Company earned $3.6 million in net income and $.25 per diluted share for the quarter versus net income of $2.1 million and $.13 per diluted share for the same period last year. Gross margin as a percent of net revenue was 56.6% as compared to 57.8% in the prior year fourth quarter. The decline in gross margin was due to a $1.5 million charge expensed during the fourth quarter 2003 relating to securing long-term production alternatives in the event of an unfavorable outcome relating to the arbitration with Miller Brewing Company. On October 28, 2003, the arbitrators issued a decision that Miller Brewing Company was not entitled to early termination of its production agreement with the Company; and, thus, the Company, no longer needing the backup, expensed the costs incurred in establishing those alternatives. Advertising, selling and promotion expenses decreased by $4.8 million or 19.2% as compared to the prior year quarter, due primarily to higher brand support in 2002 for the launch of Sam Adams Light®. General and administrative expenses for the quarter decreased $828,000 compared to the fourth quarter of 2002, as a result of the award against Miller Brewing Company by the


arbitrators related to the Company's legal costs incurred in connection with the proceedings.

Full Year Results

For the twelve month period ended December 27, 2003, Boston Beer recorded net revenue of $207.9 million, a 3.4% decrease from the same period in 2002. The decline in net revenue is primarily due to a 3.9% decline in shipment volume, partially offset by a price increase. The following chart compares reported sales volume for the current twelve months to the same period last year.

	YTD-2003	YTD-2002	%Chg

(in barrels)
Total Boston Beer Brands	1,229,217	1,280,589	-4.0
3rd Party Contract Brewing	6,734	5,786	16.4

Total Company	1,235,951	1,286,375	-3.9

For the full year 2003 Boston Beer Brand distributor sales to retail (depletions) totaled 1,237,000 barrels, approximately even with 2002.

The Company earned $10.6 million in net income or $.70 per diluted share for the twelve months ending December 27, 2003 versus net income of $8.6 million and $.52 per diluted share earned during 2002. Gross margin as a percent of net revenue declined slightly to 58.8% as compared to 59.0% in 2002. The decline in gross margin was due to a $1.5 million charge relating to certain precautions taken to secure long-term production supply prior to learning the favorable outcome of the arbitration proceedings with Miller Brewing Company. Advertising, promotional and selling expenses decreased by $8.9 million or 8.8% for the full year 2003 as compared to 2002, primarily due to higher expenditures in 2002 to support the introduction of Sam Adams Light®.

The Company's effective tax rate was 37.8% for the twelve months ended December 27, 2003, down from 39.3% during the same period 2002. The decline is due to shifting a significant portion of the Company's investments from taxable to tax-exempt instruments and a restructuring of the Company's corporate legal entities.

Shipments and orders in-hand suggest that shipments for the first quarter will be approximately even with first quarter 2003 depletions. Actual shipments for the first quarter may differ, however, and no inferences should be drawn with respect to shipments in future periods.

Jim Koch, Chairman of The Boston Beer Company said, "2003 ended with mixed results for the beer industry, and, in particular, a year of lower growth for Better Beer. Volumes in the fourth quarter as compared to 2002 were negatively impacted due to the introduction of Sam Adams Light, which was first introduced in that year. We remain encouraged by the positive trends in the second half of the year for Samuel Adams Boston Lager and Seasonal brands. We have started outdoor and print campaigns behind


Sam Adams Light. It is too early to say whether they are impacting our Sam Adams Light volume, which is still suffering relative to very strong trial numbers during the early launch months."

Martin Roper, Boston Beer President and CEO stated, "We are pleased with the outcome of the arbitration proceedings and look forward to continuing our relationship with Miller Brewing Company. The $1.5 million charge incurred in fourth quarter 2003, relating to securing long-term production alternatives negatively impacted our gross margins. Going forward, we do not anticipate any material changes in our current production economics, and, given expected price increases and current cost pressures, expect to be able to maintain our gross margins in 2004."

Martin Roper also commented on 2003 volume trends. "While not satisfied with the full year volumes of Sam Adams Light, we are pleased that our other core brands have demonstrated volume strength in a difficult year for the beer industry. We are committed to growing Sam Adams Light long-term, and are working on developing advertising campaigns to take best advantage of the significant opportunity that we believe exists. The advertising campaign for Samuel Adams Boston Lager appears to be working and we plan to continue investing behind this campaign as the cornerstone of quality communication for the entire Samuel Adams Brand Family."

During the three and twelve months ended December 27, 2003, the Company repurchased 36,200 and 2.1 million shares, respectively, of its Class A Common Stock for an aggregate purchase price of $589,000 and $29.8 million, respectively. As of February 10, 2004, the Company had $5.2 million remaining on the authorized share buyback expenditure limit. Since the beginning of the share repurchase program, the Company has repurchased a total of approximately 7.1 million shares of its Class A Common Stock for an aggregate purchase price of $74.8 million through February 10, 2004. As of February 10, 2004, the Company has 9.9 million shares of Class A Common Stock outstanding and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company is America's leading brewer of world-class beer. Founded in 1984 by sixth-generation brewer Jim Koch, the Company has won more than 500 international awards for its better-tasting beers. Samuel Adams Boston Lager® is the Company's flagship brand, celebrated worldwide for its high-quality ingredients and traditional brewing techniques. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit the website at www.samadams.com or visit www.bostonbeer.com for financial information.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year


ended December 28, 2002 and for December 29, 2001. Copies of these documents may be found on the Company's website, www.bostonbeer.com, or be obtained by contacting the Company or the SEC.

Wednesday, February 11, 2004


THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:
	(unaudited)		(unaudited)
	Quarter Ended		12 Months Ended
	December 27,	December 28,	December 27,	December 28,
	2003	2002	2003	2002

Barrels sold	303	323	1,236	1,286

Gross revenue	$56,235	$60,038	$230,103	$238,335
Less excise taxes	5,474	5,774	22,158	22,980

Net revenue	50,761	54,264	207,945	215,355
Cost of goods sold	22,016	22,917	85,606	88,367

Gross profit	28,745	31,347	122,339	126,988
Advertising, promotional and selling expenses	20,286	25,091	91,841	100,734
General and administrative expenses	2,808	3,636	14,628	14,586

Total operating expenses	23,094	28,727	106,469	115,320

Operating income	5,651	2,620	15,870	11,668
Interest income, net	144	388	1,085	1,119
Other income (expenses), net	20	59	19	1,304

Income before income taxes	5,815	3,067	16,974	14,091
Provision for income taxes	2,198	999	6,416	5,538

Net income	$3,617	$2,068	$10,558	$8,553

Net income per share - basic	$0.26	$0.13	$0.72	$0.53

Net income per share - diluted	$0.25	$0.13	$0.70	$0.52

Weighted average number of common
shares - basic	13,890	15,749	14,723	16,083

Weighted average number of common
shares - diluted	14,227	16,059	15,000	16,407

Consolidated Balance Sheets:
	(unaudited)
	December 27,	December 28,
	2003	2002

Assets
Current Assets:
Cash and cash equivalents	$27,792	$20,608
Short-term investments	15,098	32,001
Accounts receivable, net of allowance for doubtful accounts of
$450 and $689 as of December 27, 2003 and December 28, 2002,
respectively	10,432	17,830
Inventories	9,890	8,342
Prepaid expenses	1,126	1,284
Deferred income taxes	1,177	1,959
Other current assets	2,304	1,513

Total current assets	67,819	83,537

Property, plant and equipment, net	17,059	20,202
Other assets	1,099	1,690
Goodwill	1,377	1,377

Total assets	$87,354	$106,806

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$6,395	$8,997
Accrued expenses	15,504	15,874

Total current liabilities	21,899	24,871

Deferred income taxes	2,191	2,406
Other long-term liabilities	740	697

Commitments and Contingencies

Stockholders' Equity
Class A Common Stock, $.01 par value;
22,700,000 shares authorized; 16,945,418 and 16,674,556 issued
as of December 27, 2003 and December 28, 2002, respectively		166
Class B Common Stock, $.01 par value;
4,200,000 shares authorized; 4,107,355 issued and outstanding		41
Additional paid-in capital	62,517	59,144
Unearned compensation	(229)	(189)
Other comprehensive income	45	419
Retained earnings	74,758	64,200
Treasury stock, at cost
7,102,467 and 5,011,947 shares as of December 27, 2003 and

December 28, 2002, respectively	(74,777)	(44,949)

Total stockholders' equity	62,524	78,832
Total liabilities and stockholders' equity	$87,354	$106,806

Consolidated Statements of Cash Flows:
	(unaudited)
	12 Months Ended
	December 27,	December 28,
	2003	2002

Cash flows from operating activities:
Net income	$10,558	$8,553
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	7,106	6,151
Loss on disposal of fixed assets	102	206
Bad debt (recovery) expense	(113)	64
Realized gain on sale of marketable equity security	(128)	(1,284)
Stock option compensation expense	85	69
Changes in assets and liabilities:
Accounts receivable	7,514	1,325
Inventories	(1,548)	981
Prepaid expenses	158	(282)
Other current assets	(1,432)	(792)
Deferred taxes	1,427	(763)
Other assets	(1,653)	(907)
Accounts payable	(2,602)	(2,204)
Accrued expenses	159	3,026
Other long-term liabilities	8	(323)

Net cash from operating activities	19,641	13,820

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,729)	(2,336)
Proceeds on disposal of fixed assets	32	212
Purchases of available-for-sale securities	(3,778)	(36,459)
Purchases of held-to-maturity securities	-	(9,027)
Maturities of held-to-maturity investments	-	11,059
Proceeds from the sale of available-for-sale securities	20,470	5,021
Proceeds from the sale of trading security	-	1,263

Net cash from (used in) investing activities	14,995	(30,267)

Cash flows from financing activities:
Purchase of treasury stock	(29,828)	(9,877)
Proceeds from exercise of stock options	2,143	1,014
Net proceeds from the sale of Investment Shares	233	80

Net cash used in financing activities	(27,452)	(8,783)

Change in cash and cash equivalents	7,184	(25,230)

Cash and cash equivalents at beginning of period	$ 20,608	45,838

Cash and cash equivalents at end of period	$27,792	$20,608

Supplemental disclosure of cash flow information:
Taxes paid	$5,571	$3,864
